REORGANIZATION AND

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THISREORGANIZATIONANDMEMBERSHIPINTERESTPURCHASE

AGREEMENT (“Agreement”), dated as of August 10, 2022, by and among Lodging Fund REIT III Op, LP, a Delaware limited partnership (“Investor”), High Desert Investors, LP, a Delaware limited partnership (“HDILP”) and High Desert Garden Holdings, LLC, a Delaware limited liability company (“HDGH”).

Section 8.1 RECITALS:

A.HDILP currently holds a leasehold interest in certain real property more fully described in Exhibit A and owns a certain 153-room hotel business known as the Hilton Garden Inn El Paso University located at 111 W. University Ave., El Paso, Texas 79902, located on said real estate (the “Property”).

B.The Property is operated as a Hilton Garden Inn (the “Hotel”) pursuant to a Franchise License Agreement effective May 9, 2005, between Hilton Inns, Inc. and HDILP, as amended (the “Franchise Agreement”). HDILP has obtained certain financing encumbering the Property through CW Capital (“CW”) as the servicer and Wells Fargo as the master servicer at a fixed interest rate of 4.9%, with an original term of 10 years, at an original loan balance of $14,400,000 (the “Existing Loan”), which loan is currently in arrears (the “Loan Deficiency”). The notes, deed of trusts and all other documents or instruments evidencing or securing the Existing Loan, including any financing statements, and any amendments, modifications, and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.”

C.The parties desire to reorganize the business structure of HDILP and HDGH, and Investor desires to invest in HDGH (the “Reorganization”) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, representations, warranties, agreements and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Reorganization of TSP Operations. The parties hereby agree to effect the Reorganization upon the terms and conditions and in the manner set forth herein. The parties hereto shall take such actions as may be necessary to consummate the transactions described herein, and such additional actions as the parties shall in good faith reasonably request.

2.Implementation of the Reorganization. The parties hereby agree that the Reorganization shall be implemented in the following manner:

2.1Formation of Newco. Promptly after execution hereof, HDGH shall cause to be formed El Paso HGI LL, LLC as a Delaware limited liability company (“Newco”) and shall execute an Operating Agreement for Newco in the form attached hereto as Exhibit B (the “Newco Operating Agreement”).

2.2	Transfer of Property to Newco. Promptly after the formation of Newco,

4866-8775-8117.1

HDILP, at its sole cost and expense, shall distribute the existing furniture, fixtures, equipment and other personal property, and any additionally transferrable contract not resulting in a restatement or amendment thereof (“Operational Property”), to HDGH, and HDGH shall immediately thereafter contribute the Property to Newco as a capital contribution to Newco. HDILP shall remain as the borrower, franchisee and ground lessee.

2.3Lease of Property. Upon receipt of the Operational Property, HDGH shall cause Newco to lease the Property to HDILP on such terms and conditions as are acceptable to Investor.

2.4Investment by Investor in HDGH. Subject to the terms and conditions set forth herein, within three (3) business days after the satisfaction of all conditions set forth in Section 3.2 below (the “Closing Date”), Investor shall contribute $3,239,242.33 to HDGH (the “Initial Capital Contribution”) in exchange for a 24.9% equity interest in HDGH (the “Purchased Interest”), and Investor and all members of HDGH (the “HDGH Members”) shall execute the First Amendment to Fourth Amended and Restated Limited Liability Company Operating Agreement of High Desert Garden Holdings, LLC in the form attached hereto as Exhibit C (the “LLC Amendment”). The Earnest Money Deposit shall be applied to the Initial Capital Contribution. The Initial Capital Contribution shall be used solely to pay the Loan Deficiency and for working capital. Investor shall have the right to pay the Loan Deficiency directly on behalf of HDILP.

2.5Conversion of HDILP to Corporation. Upon Investor’s purchase of the Purchased Interest, HDILP may, and only if helpful and necessary, convert to a Delaware corporation and, upon such conversion, shall elect to become a taxable REIT subsidiary under Section 856(l)(1) of the Internal Revenue Code.
3.	Closing.

3.1The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date remotely by exchange of documents and signatures (or their electronic counterparts). At the Closing, Investor shall deliver the Initial Capital Contribution to HDGH by wire transfer of immediately available funds, the HDGH Members shall execute and deliver the LLC Amendment, and the parties shall deliver all other documents required to consummate Closing.

3.2The obligations of the Investor to effect the transactions contemplated hereby shall be subject to each of the following conditions precedent:

3.2.1The representations and warranties of HDILP and HDGH contained in this Agreement shall have been true and correct in all respects on the date such representations and warranties were made and on the Closing Date as if made at and as of such date.

3.2.2The obligations of HDILP and HDGH contained in this Agreement to be performed by them shall have been duly performed on or before the Closing Date, and HDILP and HDGH shall not have breached any of their covenants contained herein in any material respect.

3.2.3The HDILP and HDGGH shall have obtained and delivered to the Investor any consents or approvals of any Governmental Entity or third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated hereby (“Required Consents”).

3.2.4No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending, threatened or reasonably foreseeable.

3.2.5The Title Company shall be irrevocably committed to issue, at the sole cost and expense of the Investor an ALTA extended coverage owner’s policy of title insurance (in current form), with such endorsements thereto as the Investor may reasonably request (including, without limitation, non-imputation endorsements and deletion of creditors’ rights to the extent permitted under Texas law), with coverage for the Property acceptable to the Investor in its sole and absolute discretion, and levels of reinsurance for the Property as reasonably acceptable to the Investor, insuring fee simple to all real property and improvements comprising the Property, subject only to the Permitted Liens (the “Title Policy”).

3.2.6Except as provided herein, there shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results or prospects of operation of the Property, taken as a whole.

3.2.7If necessary, HDILP and HDGH shall make all reasonable and good faith efforts, at no costs to them, to cooperate with and provide assistance to the Investor and its third party auditor in complying with reporting requirements to the Securities and Exchange Commission, including without limitation, any Rule 3-05 or Rule 3-14 of Regulation S-X Audit as described on Schedule 3.1.8 to the Contribution Agreement.

3.2.8The Investor shall have received environmental reports or assessments on the Property and operations requested by the Investor which show the Property in an environmental condition reasonably satisfactory to the Investor, in its sole discretion. If the Investor does not request the foregoing, this condition will be waived without further action by the parties.

3.2.9If any of the Property or other assets of HDILP are materially damaged at any time before the Closing, and the damages cannot reasonably be repaired on payment of the sums available by insurance settlement or from any sums to be paid by the Investor to HDILP at the Closing, the Investor, at its option and notwithstanding anything herein to the contrary, shall have the right to terminate this Agreement. This paragraph will not apply if the damages are caused by the Investor’s negligence.

3.2.10Investor receiving confirmation from CW on behalf of the lender of the Existing Loan under terms acceptable to the Investor, in the Investor’s sole discretion, that CW will accept HDILP’s payment of the Loan Deficiency (utilizing part of the Initial Capital Contribution) and replacement of the current guarantor(s) of the Loan with Investor, as the cure of any existing default under the Existing Loan.

3.3If the conditions set forth in Section 3.2 have not been satisfied, at any point prior to the Closing Date, the Investor will give notice of such failure to HDILP and HDGH, and notwithstanding anything herein to the contrary, the Investor shall have the right to terminate this Agreement.

4.Conduct Prior to Closing. Prior to Closing, the parties hereto agree to take or cause to be taken, or refrain from taking, as the case may be, the following actions:

4.1Required Consents. The parties shall use their commercially reasonable efforts to procure all Required Consents.

4.2Conduct of Business Prior to Closing. Except as contemplated in this Agreement, between the date hereof and Closing, HDILP and HDGH, shall in all respects carry on the business of the Hotel in the same manner as it has heretofore been operated, including, but not limited to, maintaining the assets and goodwill of the Hotel, and shall not make any material change to the business of the Hotel, and shall not enter into any material contract outside the ordinary course of business, without the prior written consent of Investor.

4.3Access by Investor. HDILP will permit and accommodate the Investor and its representatives to make a full business, financial, accounting, and legal review of the Property, the Hotel and all records relating thereto to the extent the Investor deems necessary.

5.Representations and Warranties of Investor. Investor hereby make the following representations and warranties to HDILP and HDGH, each of which is true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, and each of which shall survive the Closing:

5.1Organization; Authority. Investor has been duly formed and is validly existing under the laws of the jurisdiction of its formation and is and at the Closing shall be treated as a “partnership” for federal income tax purposes, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry on its business and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

5.2Due Authorization. The execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized by all necessary action of the Investor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Investor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Investor, each enforceable against the Investor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

5.3Consents and Approvals. Assuming the accuracy of the representations and warranties of HDILP and HDGH in this Agreement, no consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Investor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing

Date and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the Investor.

5.4Non-Contravention. Assuming the accuracy of the representations and warranties of HDILP and HDGH made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (a) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Investor or any of its properties or assets may be bound, or (b) violate or conflict with any judgment, order, decree or law applicable to the Investor or any of its properties or assets; provided in the case of (a) and (b), unless any such default, violation or conflict would not have a material adverse effect on the Investor.

6.Representations and Warranties of HDILP and HDGH. HDILP and HDGH, jointly and severally, hereby make the following representations and warranties to Investor, each of which is true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, and each of which shall survive Closing:

6.1Organization; Authority; Qualification. Each of HDILP and HDGH is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of HDILP and HDGH has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

6.2Due Authorization. The execution, delivery and performance of the Agreement by each of HDILP and HDGH has been duly and validly authorized by all necessary action of each of HDILP and HDGH. The Agreement and each agreement, document and instrument executed and delivered by or on behalf of each of HDILP and HDGH pursuant to the Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of HDILP and HDGH, each enforceable against each of HDILP and HDGH in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

6.3Consents and Approvals. Except as shall have been satisfied prior to the Closing Date, no consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by HDILP or HDGH in connection with the execution, delivery and performance of the Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the assets, business, financial condition and results of operation of the

Property, taken as a whole (a “Material Adverse Effect”).

6.4Full Disclosure. This Agreement and any other information furnished to the Investor in connection with the transactions contemplated by this Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.5	Ownership of the Property and Assets.

6.5.1HDILP is the sole owner of the Property and all personal property relating thereto, beneficially and of record, free and clear of any Liens of any nature (other than the Permitted Liens).

6.5.2HDILP has not been served with any notice of intent to claim a mechanic’s Lien on the Property and states that all parties who have furnished labor or materials on or at the Property within the last 90 days whether for repair, improvement, or otherwise have been fully compensated. Further, HDILP has not contracted for nor is liable for obligations related to repairs, services, and other items that will not be paid in full at Closing.

6.6No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated thereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to HDILP, HDGH or the Investor of (a) the organizational documents of HDILP and HDGH, (b) any agreement, document or instrument to which HDILP or HDGH is a party or by which HDILP, HDGH, the Property, or other assets of HDILP or HDGH are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with, any person or governmental or regulatory authority or foreign, federal, state, local or other law binding on HDILP or HDGH or by which HDILP or HDGH, or any of their assets or properties are bound or subject; provided in the case of (b) and (c) above, unless any such violation, conflict, breach or default would not have a Material Adverse Effect.

6.7No Brokers. Neither HDILP, HDGH nor any of their respective officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the HDILP, HDGH or the Investor, or any of their affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement. HDILP and HDGH shall jointly and severally indemnify, defend and hold the Investor harmless from and against any other broker’s commission or finder’s fee and other claims asserted by any person claiming a broker’s commission or finder’s fee concerning this Agreement or the transactions contemplated hereby.

6.8Solvency. HDILP and HDGH will be solvent immediately following the consummation of the transactions contemplated by this Agreement.

6.9Taxes. No tax lien or other charge exists or will exist upon consummation of the transactions contemplated hereby with respect to HDILP, HDGH or the Property, except such tax liens for which the tax is not delinquent and has been properly reserved for payment by the obligor. The copies of the real property tax bills for the Property for the current tax year which have been furnished or made available to the Investor are true and correct copies of all of the tax bills for such tax year actually received by HDILP or the HDILP’s agents for the Property. For federal income tax purposes, each of HDILP and HDGH is, and at all times during its existence has been either (i) a partnership or limited liability company taxable as a partnership (rather than an association or a publicly traded partnership taxable as a corporation) or (ii) a disregarded entity. Each of HDILP and HDGH has timely and properly filed all Tax Returns relating to Other Taxes required to be filed by it and has timely paid all Other Taxes required to be paid by it. Neither HDILP nor HDGH has requested any extension of time or agreed to any extension of the applicable statute of limitations within which to file any pending Tax Return relating to Other Taxes. None of the Tax Returns relating to Other Taxes filed by HDILP or HDGH is the subject of a pending or ongoing audit, and no federal, state, local or foreign taxing authority has asserted any tax deficiency or other assessment against the Property.

6.10Litigation or Insolvency Proceedings. There is no action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to the knowledge of HDILP or HDGH, threatened or reasonably anticipated in the last 12 months, against the Property, HDILP, HDGH, or their respective assets or that would reasonably be expected to adversely affect their ability to consummate the transactions contemplated hereby. Neither HDILP nor HDGH is bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of its Property or other assets, which in any such case would impair the ability of HDILP or HDGH to enter into and perform all of their obligations under this Agreement or would have a Material Adverse Effect. Neither HDILP nor HDGH is involved in any proceeding by or against them in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of them or their property.

6.11Compliance With Laws. To the knowledge of HDILP and HDGH, the Property has been maintained or operated and on the date hereof are, and as of the Closing Date will be, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, the Occupational Safety and Health Act, the Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign. HDILP presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings, and registrations which are necessary for the Hotel to be operated at the Property. Neither HDILP nor HDGH has received written notice of any violation of any laws, ordinances or regulations from any governmental or regulatory authority with respect to the Property that has not been corrected.

6.12Eminent Domain. There is no existing or, to the knowledge of HDILP or HDGH, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Property.

6.13Licenses and Permits. To the knowledge of HDILP and HDGH, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority required in connection with the construction, use, occupancy, management, leasing and operation of the Property and the Hotel has been obtained and are in full force and effect, are in good standing, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing, would not have a Material Adverse Effect on the Property or the Hotel.

6.14	Real Property.

6.14.1Except as previously disclosed to Investor, neither HDILP, HDGH nor any other party to any material agreement affecting the Property (including, without limitation, the Franchise Agreement), has given to HDILP or HDGH or, to the knowledge of HDILP and HDGH, received any notice of any uncured default with respect to any material agreement affecting the Property (including, without limitation, the Franchise Agreement) which would have a material adverse effect on the Property, and, no event has occurred or, to the knowledge of HDILP or HDGH, is threatened which through the passage of time or the giving of notice, or both, would constitute a default thereunder which would have a material adverse effect on the Property or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Property, except for Permitted Liens. To the knowledge of HDILP and HDGH, such agreements are valid and binding and in full force and effect, have not been amended, modified or supplemented since such time as such agreements were made available to the Investor, except for such amendments, modifications and supplements delivered or made available to the Investor.

6.14.2To the knowledge of HDILP and HDGH, HDILP leasehold title to the Property as described in the Preliminary Title Report and has insurable fee simple title to the Property.

6.15Environmental Compliance. To the knowledge of HDILP and HDGH, the Property is currently in compliance with all Environmental Laws and Environmental Permits. Neither HDILP nor HDGH has received any notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or person or entity claiming any violation of, or requiring compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon the Property. No investigation or litigation with respect to Hazardous Materials located in, on, under or upon the Property is pending or, to the knowledge of HDILP or HDGH, has been threatened in the last 12 months by any Governmental Entity or any third party. To the knowledge of HDILP and HDGH, no environmental conditions exist at, on, under, upon or affecting the Property or any portion thereof that would reasonably be likely to result in any material claim, liability or obligation under any Environmental Laws or Environmental Permit or any material claim by any third party.

6.16	Trademarks and Tradenames; Proprietary Rights.

6.16.1There are no actions or other judicial or administrative proceedings against HDILP, HDGH, or the Property pending or, to the knowledge of HDILP or HDGH, threatened or reasonably anticipated in the last 12 months, that concern any copyrights, copyright application, trademarks, trademark registrations, trade names, service marks, service mark registrations, trade names and trade name registrations or any trade secrets of HDILP or HDGH (the “Proprietary Rights”) and that, if adversely determined, would have a Material Adverse Effect. There are no patents or patent applications relating to the operations of the Property as conducted prior to the Closing.

6.16.2To the knowledge of HDILP and HDGH, the current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret,

trademark or registration of any other person.

6.17	Condition of Property.

6.17.1To the knowledge of HDILP and HDGH, there is no material defect in the structural condition of the Property, the roof thereon, the improvements thereon, the structural elements thereof and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition of the Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program. To the knowledge of HDILP and HDGH, there are no outstanding citations issued by any health, building, or other governmental agency, under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of the Property or the Hotel. To the knowledge of HDILP and HDGH, there have been no alterations to the exteriors of any of the buildings or other improvements on the Property that would render any surveys or plans provided to the Investor materially inaccurate or otherwise reflect a material deficiency in title to such improvements.

6.17.2To the knowledge of HDILP and HDGH, the Fixtures and Personal Property is presently operating and has been regularly maintained and will be in the same working condition in all material respects as of the Closing Date and there are no known defects that have not been disclosed to the Investor.

6.18Leases. As used herein, the term “Leases” shall include all leases, licenses, tenancies, possession agreements and occupancy agreements related to the Property, and all references to “tenants” and “Tenants” hereunder shall include all tenants, licensees or parties in possession under any such documents. Schedule 2.2 to the Contribution Agreement contains a complete and accurate list of all Leases. HDILP owns the Property and holds the corresponding interests under such Leases; a true and complete copy of all such Leases have been made available to the Investor; HDILP, as a party to such Leases, has not received any notice that it is in default of any of its obligations under such Leases beyond any applicable grace period which has not been cured. To the knowledge of HDILP and HDGH, all material obligations of the lessor under the Leases that have accrued to the date hereof have been performed or satisfied. To the knowledge of HDILP and HDGH, no tenants under any of the Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

6.19Tangible Personal Property. HDILP owns or leases all of the tangible personal property constituting Fixtures and Personal Property which is used in and necessary to the operation of the Property. To the knowledge of HDILP and HDGH, such Fixtures and Personal Property are free and clear of all Liens, other than Liens pursuant to the agreements pursuant to which such Fixtures and Personal Property are leased and Permitted Liens.

6.20Service Contracts. There are no service or maintenance contracts affecting the Property which are not cancelable upon 30 days’ notice or less; true and correct copies of the service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (the “Service Contracts”) have been made available to the

Investor and the same are in full force and effect and have not been modified or amended except in the ordinary course of business. To the knowledge of HDILP and HDGH, no material event of default exists (which remains uncured) under any of the Service Contracts.

6.21	Employees.

6.21.1Neither HDILP nor HDGH have any employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. No individuals are employed by the Property and the transactions contemplated by the Agreement will not result in any liability with respect to labor and employment matters.

6.21.2There are no collective bargaining agreements currently in effect between either of HDILP or HDGH and labor unions or organizations representing any of their employees; and there does not now exist and there has been no formal or informal request to HDILP or HDGH for collective bargaining or for an employee election from any union or from the National Labor Relations Board.

6.21.3The Property’s employees are legally able to work within the United States, and employment status has been verified through E-Verify.

6.21.4To the knowledge of HDILP and HDGH, (i) there are no unfair labor practice complaints against HDILP or HDGH pending before the National Labor Relations Board, and no such complaints have been threatened, (ii) there is no labor strike, dispute slowdown, or stoppage actually in progress or threatened against HDILP or HDGH, and (iii) no grievance or arbitration proceedings are pending and no such claim has been asserted.

6.22Existing Loans. Schedule 2.5 to the Disclosure Schedule to the Contribution Agreement and/or the Preliminary Title Report lists all secured loans presently encumbering the Property and the respective balance of such loans as of the date the Agreement. To the knowledge of HDILP and HDGH, the Existing Loan Documents are in full force and effect as of the date hereof. To the knowledge of HDILP and HDGH, no event of default or event that with the passage of time or giving of notice or both would constitute a material event of default has occurred as of the date hereof under any of the Existing Loan Documents other than the Loan Deficiency. True and correct copies of the existing Loan Documents have been made available to the Investor.

6.23Real Property Taxes; Zoning. Neither HDILP nor HDGH (nor their affiliates) has received any notification of any material new or increased general or special tax assessments for the Property except as may be disclosed in the Preliminary Title Report, as of the date hereof, or as may be disclosed in the Title Policy as of the Closing. The Property is assessed for real property tax through one tax bill and the Property is comprised of one or more independent tax lots. Neither HDILP nor HDGH has received any written notice (which remains uncured) from any governmental authority stating that the Property is currently violating any zoning, land use or other similar rules or ordinances in any material respect.

6.24Insurance. HDILP currently has in place public liability, casualty and other insurance coverage with reputable insurance companies with respect to the Property, as the case may be, in customary amounts for projects similar to the Property in the markets in which the Property is located but in an amount of no less than full replacement cost of the improvements and general liability insurance in a per occurrence amount of no less than $1,000,000 and aggregate claims amount of no less than $3,000,000 for each policy and shall maintain such coverage in full force and effect until the Closing, and in all cases substantially in compliance with the existing financing arrangements. To the knowledge of HDILP and HDGH, each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal has been received or to the knowledge of HDILP or HDGH threatened with respect thereto. There are no outstanding claims on HDILP’s insurance policies relating to the Property or any portion thereof.

6.25Utilities. All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property; such utilities are adequate for the current use of the Property; and the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Property.

6.26Competition. Neither HDILP, HDGH nor any individual owner, officer, director, shareholder, or member of either of them has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with the Property. The directors, managers, officers, and other owners, will not compete directly or indirectly with Property following the Closing Date.

6.27Full Disclosure. This Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.28Brand Standards. To the knowledge of HDILP and HDGH, the Hotel operated at the Property is within brand standards, and that any future Property Improvement Plan (“PIP”) items that have been negotiated for delayed implementation have been disclosed to the Investor.

6.29OFAC. Neither HDILP nor HDGH is, nor will become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise with such person or entities.

6.30Franchise Agreement. The Franchise Agreement is in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in any default of the Franchise Agreement, any PIP obligation with respect to the Hotel, or any other obligation under the Franchise Agreement.

7.	Indemnification.

7.1Survival of Representations and Warranties; Remedy for Breach. All representations and warranties contained in Sections 5 and 6 (as qualified by the Disclosure

Schedule) or in any Schedule or certificate delivered pursuant hereto shall survive the Closing, except for the representations and warranties made in Sections 6.4, 6.14, 6.15 and 6.17, however, which survive for a period of 12 months.

7.2	General Indemnification.

7.2.1HDILP and HDGH shall, jointly and severally, indemnify and hold harmless the Investor and its respective directors, officers, employees, agents, representatives and affiliates (other than HDILP or HDGH) (each of which is an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of HDILP or HDGH contained in this Agreement from and after the Closing Date.

7.2.2HDILP and HDGH shall, jointly and severally, also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of all fees and expenses of HDILP or HDGH in connection with the transactions contemplated by this Agreement.

7.2.3With respect to any claim of an Indemnified Party pursuant to this Section 7.2, to the extent available, the Investor agrees to use diligent good faith efforts to pursue and collect any and all available proceeds under any insurance policy which covers the matter which is the subject of the indemnification prior to seeking indemnification from HDILP or HDGH until all proceeds, if any, to which the Investor or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Investor may make a claim under this Section 7.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by HDILP or HDGH for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse HDILP or HDGH in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 7.4 up to the amount actually paid by HDILP or HDGH to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by HDILP and HDGH with respect to insurance coverage disputes shall constitute Losses paid by HDILP or HDGH for purposes of this Section 7.2.3).

7.3Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Section 7, the Indemnified Party shall give notice thereof to HDILP and HDGH, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 7.4; provided that failure to give notice to HDILP and HDGH will not relieve them from any liability which it may have to any Indemnified Party, unless it did not learn of such claim and such failure results in the forfeiture by HDILP or HDGH of substantial rights and defenses. The Indemnified Party may at its option demand indemnity under this Section 7 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party in conjunction with HDILP or HDGH shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to HDILP and HDGH. The Indemnified Party shall permit HDILP and HDGH, at their option and expense, to assume the defense of any such claim by counsel selected by HDILP and HDGH and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its expense; and provided further, however, that HDILP and HDGH shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid in full by HDILP or HDGH. If HDILP and HDGH shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances or as required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of HDILP and HDGH at their sole cost and expense.

7.4Limitations on Indemnification Under Section 7.2.1. HDILP and HDGH shall not be liable under Section 7.2.1 unless and until the total amount recoverable by the Indemnified Parties from HDILP and HDGH under Section 7.2.1 exceeds $100,000.00, in the aggregate (the “Basket”); provided, however, that claims for Losses exceeding the Basket shall be recoverable from the first dollar of Losses. Notwithstanding anything herein to the contrary, any Losses arising out of a breach of representations or warranties contained in Sections 6.1, 6.2, and 6.29 shall not be subject to the Basket and shall be recoverable from the first dollar of Losses.

7.5Indemnification by Investor. From and after the Closing Date, the Investor shall indemnify and hold harmless HDILP and HDGH and their directors, officers, managers, members, employees, agents and representatives, as well as its affiliates (each of which is an “Indemnified HD Party”) from and against any Losses asserted against, imposed upon or incurred by the Indemnified HD Party in connection with or as a result of (i) all fees, costs and expenses of the Investor in connection with the transactions contemplated by this Agreement, and (ii) the failure of the Investor after the Closing Date to perform any obligation required to be performed pursuant to any contract or obligation assigned to and assumed by the Investor.

7.6Matters Excluded from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Investor shall have no obligation under this Agreement to indemnify or hold harmless HDILP and HDGH from any Losses arising as a direct result of breach of this Agreement by, or the negligence of, HDILP and HDGH.

7.7Offset. To the extent HDILP or HDGH fail to comply with the terms of this Section 7, the Investor may be entitled to offset such obligations against the Series T Units that may be issued to the owners of HDGH under the LLC Amendment by reducing the contribution or conversion values or the Series T Units accordingly.

8.	Termination.

8.1Termination by Investor. Provided that the Investor is not in default, this Agreement may be terminated prior to the Closing Date at the Investor’s option in the event of any of the following occurrences:

8.1.1	HDILP or HGDH fails to comply with any of their respective

obligations hereunder;

8.1.2Except as provided herein, a default exists in any material financial obligation of HDILP or HDGH;

8.1.3Any representation made or contained in any submission from HDILP or HDGH proves to be untrue, substantially false or misleading at any time prior to the Closing Date;

8.1.4There shall be a material action, suit or proceeding pending or threatened against HDILP, HDGH or the Property.

8.1.5Notice of termination given by the Investor pursuant to any express right to do so under this Agreement.

8.2Default by the Investor. If the Investor fails to perform any of the Investor’s obligations hereunder, then HDILP or HDGH, at their option, if such failure continues for 10 business days after written notice of such default from HDILP or HDGH and as their sole and exclusive remedy, HDILP and HDGH shall have the right to terminate this Agreement by giving written notice to the Investor, in which event HDILP and HDGH shall be entitled to the full Earnest Money Deposit as liquidated damages, and none of the parties hereto shall have any further rights or obligations under this Agreement except matters that survive termination. Notwithstanding the foregoing, this provision is not intended to limit the Investor’s obligations to indemnify HDILP or HDGH for certain matters as expressly provided in this Agreement nor is it intended to limit the Investor’s ability to terminate this Agreement as provided herein.

8.3Default by HDILP or HDGH. If HDILP or HDGH fails to perform any of their closing obligations, then HDILP and HDGH will have 10 business days to cure after receipt of written notice from the Investor; if any of HDILP’s or HDGH’s representations or warranties set forth herein are determined to be materially inaccurate or untrue when made and such failure continues for 15 business days after written notice thereof from the Investor (or such longer period as reasonably required by HDILP or HDGH to effect such cure, but in no event more than 30 days) or the Closing Date if earlier, then the Investor, at the Investor’s option and as the Investor’s sole and exclusive remedies, shall have the right to (i) terminate this Agreement by giving written notice to HDILP and HDGH, whereupon HDILP and HDGH shall reimburse the Investor for all of the Investor’s third party actual documented reasonable out-of-pocket expenses (the “Investor’s Breakage Fee”) and thereafter, none of the parties shall have any further rights or obligations hereunder except matters which survive termination, (ii) pursue a damage claim not to exceed the actual out of pocket expenses (“Breakage Fee”) (plus a refund of the Earnest Money Deposit) or (iii) enforce specific performance of the obligations of HDILP and HDGH under this Agreement. Any suit for specific performance must be filed within 180 days after the Closing Date or shall thereafter be barred. Notwithstanding the foregoing, this provision is not intended to limit the HDILP’s and HDGH’s obligations to indemnify the Investor for certain matters as expressly provided in this

Agreement.

9.	Miscellaneous.

9.1Further Assurances. The parties shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

9.2Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.3Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the choice of laws provisions thereof.

9.4Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

9.5Entire Agreement. This Agreement, the exhibits and schedules hereto constitutes the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

9.6Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect except that the Investor may assign this Agreement to an affiliate.

9.7Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

9.8Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

9.9Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Investor to effect such replacement.

9.10Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

9.11Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the parties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

9.12Days. All references to days in this Agreement will be construed as calendar days unless otherwise specified and a day will begin at 12:00 a.m. Eastern Standard Time and end at 11:59 p.m. Eastern Standard Time.

9.13Calculating Time Periods. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.

9.14Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated and will be deemed to be a part of this Agreement.

9.15Notice. Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To HDILP or HDGH:

Sean A. Hawkins

9475 Briar Village Point, Suite 220

Colorado Springs, CO 80920 To the Investor:

Lodging Fund REIT III OP, LP Attn: Dave Durell

644 Lovett S.E., Suite B Grand Rapids, MI 49506 Fax: (701) 532-3369

With copy to:

Legendary Capital Attn: Linzey Erickson

1635 43rd Street S, Suite 205

Fargo, ND 58103

Fax: (701) 532-3369

9.16Force Majeure. A party is not liable for failure to perform the party’s obligations if such failure is as a result of acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, decrees of a court, tribunal or governmental authority, government sanction, blockage, embargo, labor dispute, strike, or lockout. If a party asserts any force majeure as an excuse for failure to perform, such non-performing party must prove that it took reasonable steps to minimize delay or damages caused by foreseeable events and that the other party was timely notified of the likelihood or actual occurrence of a force majeure event.

9.17Impracticability. The Investor shall not be required to perform its obligations under this Agreement to the extent the performance (i) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Investor, (ii) would require the Investor to violate any applicable laws, rules, or regulations, or (iii) would result in the breach of any agreement or other applicable contract existing on the date hereof.

9.18Equitable Remedies. The HDILP and HDGH agree that irreparable damage would occur to the Investor in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by HDILP or HDGH and to enforce specifically the terms and provisions hereof in any federal or state court located in the state in which the Property is located (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the Investor is entitled under this Agreement.

9.19Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

9.20Termination of Contribution Agreement. The Contribution is hereby terminated and superseded in full by this Agreement, except that the Earnest Money Deposit shall continue to be held by the Closing Agent and disbursed as provided in this Agreement. The Earnest Money Deposit shall be returned to the Investor upon any termination of this Agreement, except as otherwise provided in Section 8.2 of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

Lodging Fund REIT III OP, LP, a Delaware limited partnership

By: Lodging Fund REIT III, Inc., its General Partner

By: /s/ Samuel Montgomery

Samuel Montgomery, Chief Operating Officer

High Desert Investors, LP,

a Delaware limited partnership

By:	High Desert GP Holding, LLC, its General Partner

By:	High Desert Garden Holdings, LLC, its Sole Member

By:ASI Captial, LLC, its Manager

By:  Name:

Title:

HDGH:

High Desert Garden Holdings, LLC, a Delaware limited liability company

By:ASI Capital, LLC, its Manager

By: _ Name:

Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Section 8.2 INVESTOR:

Lodging Fund REIT III OP, LP, a Delaware limited partnership

By:	Lodging Fund REIT III, Inc., its General Partner

By:

Samuel C. Montgomery, Chief Operating Officer

Section 8.3 HDILP:

High Desert Investors, LP,

a Delaware limited partnership

By:	High Desert GP Holding, LLC, its General Partner

By:	High Desert Garden Holdings, LLC, its Sole Member

By:ASI Captial, LLC, its Manager

By: /s/ Sean Hawkins  Name: Sean Hawkins

Title: Authorized Signatory

HDGH:

High Desert Garden Holdings, LLC, a Delaware limited liability company

By:ASI Capital, LLC, its Manager

By: /s/ Sean Hawkins  Name: Sean Hawkins

Title: Authorized Signatory

Section 8.4 EXHIBIT A PROPERTY

162 ALEXANDER IMPS ONLY ON ALL OF BLK 162 & ELY PT OF 161 & CLSD ST BTW(329.94' ON ELY-529.23' ON SLY-IRREG ON WLY & NLY)

Section 8.5 EXHIBIT B

Newco Operating Agreement

Section 8.6 EXHIBIT C

HDGH LLC Amendment

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

IDGH DESERT GARDEN HOLDINGS, LLC

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF HIGH DESERT

GARDEN HOLDINGS, LLC ("Amendment"), dated as of August 10, 2022, is made by and among ASI Capital, LLC, High Desert Hospitality, LP, High Desert Hospitality, LLC, Roma Commercial, Inc., VB Hotel Group A, LLC, and Lodging Fund REIT III OP, LP ("Investor").

RECITALS:

High Desert Garden Holdings, LLC, a Delaware limited liability company (the "Company") is governed by a Fourth Amended and Restated Limited Liability Company Operating Agreement dated as of October _, 2016 executed by all parties hereto other than Investor (the "LLC Agreement"). The LLC Agreement supersedes and fully replaces all prior limited liability company operating agreements of the Company.

The Company, Investor and others are parties to a Reorganization and Membership Interest Purchase Agreement dated as of August 10, 2022 (the "Reorganization Agreement") which, among other things, provides for Investor to be admitted as a Member of the Company with a 24.9% Membership Interest in exchange for a Capital Contribution of $3,239,242.33 ("Investor's Initial Capital Contribution"), and for certain actions to be taken to reorganize the structure of the Company, the Operating Company and the Subsidiaries (the "Reorganization").

The parties hereto desire to amend the LLC Agreement as provided in this Amendment to, among other things, admit Investor as a Member of the Company and to undertake the Reorganization.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants and representations of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the LLC Agreement.
2.Admission of Investor. Investor is hereby admitted as a Member of the Company having a twenty four and nine tenths percent (24.9%) Membership Interest in the Company. The LLC Agreement is hereby amended to add Investor to the definition of "Member" or "Members." The parties acknowledge that Investor has contributed Investor's Initial Capital

4884-9366-0717.l

Contribution, and agree that such Capital Contribution shall be used solely to cure any defaults or deficiencies with respect to the Mortgage Loan, and for working capital.

3.Amendment to Exhibit A. Exhibit A to the LLC Agreement is hereby deleted in its entirety, and replaced with new Exhibit A attached hereto.

4.Joinder. By its execution of this Amendment, Investor hereby joins as a party to the LLC Agreement, as amended by this Amendment, and agrees to be bound by all of its terms and conditions.

5.Amendment to Section 1.1. The LLC Agreement is hereby amended by adding the following definitions:

"Call Option" has the meaning set forth in Section 9.4 hereof.

"Call Option Notice" has the meaning set forth in Section 9.4 hereof. "Call Option Period" has the meaning set forth in Section 9.4 hereof.

"Investor LP Agreement" means Investor's Amended and Restated Limited Partnership Agreement, as may be amended.

"Option Consideration" means 100 Series T Limited Units. "Option Interests" has the meaning set forth in Section 9.4 hereof. "Prior Members" means all of the Members other than Investor.

"Prior Member Distribution Percentage" has the meaning set forth on Exhibit B attached hereto and made a part hereof.

"Series T Limited Units" means Series T Limited Units in Investor, as defined in the Investor LP Agreement, which have the value described therein.

6.Consultation With Investor. In all provisions of the LLC Agreement requiring the Manager to consult with, or only consult with, the ASI Member, Investor shall also be consulted along with the ASI Member.

7.	Investor Approval and Consultation Rights.

7.1In all provisions of the LLC Agreement requmng the approval, or approval only, of the ASI Member for matters that do not constitute major policy decisions of the Company, such approval shall also require the approval oflnvestor in Investor's sole discretion. In all provisions of the LLC Agreement giving the ASI Member the right or authority to act with respect to matters that do not constitute major policy decisions, such right or authority to act shall not be taken by the ASI Member without the approval of Investor in Investor's sole discretion.

7.2In all prov1s1ons of the LLC Agreement requmng the approval, or approval only, of the ASI Member for matters that constitute major policy decisions (including, without limitation, with respect to Major Decisions), the Manager and the ASI Member shall (unless waived in writing by Investor) consult with the Investor for at least thirty (30) days prior to making any such major policy decision. The same consultation requirement shall apply with respect to all provisions of the LLC Agreement giving the ASI Member the right or authority to act with respect to matters that constitute major policy decisions.

7.3If requested by Investor, the Manager shall, and shall cause the Hotel Manager to, notify, and reasonably consult with, Investor in advance of any actions proposed to be taken by the Manager in its capacity as Manager of the Company, or by the Hotel Manager pursuant to the Hotel Management Agreement.

8.	Amendment to Section 3.6.

8.1Section 3.6(a) of the LLC Agreement is hereby amended by adding the following sentence to the end thereof:

"If the Manager desires to implement any such amendments, changes, or additions to such terms and conditions or the procurement of any other additional financing for the Project, then the Manager shall give written notice of the same to Investor, and the Manager and ASI Member shall (unless waived in writing by Investor) consult with the Investor for at least thirty (30) days prior to implementing the same."

8.2With respect to Section 3.6(b) of the LLC Agreement, Investor agrees to substitute itself with respect to any guarantees or indemnities previously provided by any other Member regarding the current CMBS loan serviced by CW Capital, and to secure the release of any such guarantees or indemnities previously provided regarding such loan.

9.

in its entirety.

10.

amended to:

Amendment to Section 3.7. Section 3.7 of the LLC Agreement is hereby deleted

Amendment to Section 4.4.Section 4.4 of the LLC Agreement is hereby

10.1Substitute Investor for ASI Member in all places where ASI Member is referenced in such Section 4.4.

10.2Only require Investor, and not any other Member, to fund Capital Requirements approved by Investor. Instead of making Capital Contributions, Investor shall have the option to fund Capital Requirements by making a loan to the Company at 12% interest per annum (a "Member Loan").

11.

in its entirety.

Amendment to Section 4.7. Section 4.7 of the LLC Agreement is hereby deleted

12.Amendment to Sections 5.1 and 5.2. Sections 5.1 and 5.2 of the LLC Agreement are hereby deleted in their entirety and replaced by the following:

"5 .1 Distributions From Operations. Subject to Section 11.2, Distributable Cash (other than Distributable Cash arising out of the sale or refinancing of the Project) shall be distributed promptly upon receipt (and in no event less often than quarterly) to the Members in the following priority:

5.1.1	First, to repay any Member Loans;

5.1.2Second, 100% to Investor, unless the Prior Members are entitled to a Prior Member Distribution Percentage pursuant to Exhibit B greater than 0%, in which case an amount equal to the then applicable Prior Member Distribution Percentage multiplied by the total amount to be distributed pursuant to this Section 5.1.2 shall be distributed to the Prior Members, pro rata in accordance with their respective relative Membership Percentages, and the remainder shall be distributed to Investor. For example, if $100 is available to be distributed pursuant to this Section 5.1.2 at a time when the Prior Member Distribution Percentage is 3%, then $97 shall be distributed to Investor, and $3 shall be distributed to the Prior Members, pro rata in accordance with their respective relative Membership Percentages.

5.2 Distributions Upon Sale/Refinancing. Distributable Sale or Refinancing Proceeds shall be distributed not later than thirty (30) calendar days from the receipt of such proceeds to the Members in the same manner as provided in Section 5.1."

13.Amendment to Article X. Article X of the LLC Agreement is hereby deleted in its entirety and replaced by "Intentionally Omitted."

14.Amendment to Section 11.l(c). Section ll(c) of the LLC Agreement is hereby amended to substitute Investor for ASI Member.

15.Amendment to Article IX. Article IX of the LLC Agreement is hereby amended to add the following new Section 9.4:

"9.4 Call Option. At any time prior to [December 31, 2027] (the "Call Option Period"), Investor shall have the unconditional and irrevocable option, but not the obligation, to acquire all of the Membership Interests of the Prior Members (the "Option Interests") for the Option Consideration, on the terms and conditions set forth in this Section 9.4 (the "Call Option").

(a)At any time during the Call Option Period, Investor may exercise the Call Option by notifying the Prior Members in writing of such exercise (the "Option Notice").

(b)If the Call Option is exercised by Investor, the closing date for the acquisition of the Option Interests shall be no later than thirty (30) after the delivery of the Option Notice. At closing, each of the Prior Members shall contribute their Option Interests to Investor by execution and delivery of an assignment, free and clear of any liens and encumbrances, in a form reasonably mutually acceptable to Investor and the Prior Members, in exchange for Investor's issuance to the Prior Members of the aggregate Option Consideration, to be allocated among the Prior Members pro-rata in accordance with their respective relative Membership Percentages. If any Prior Member fails to deliver such assignment of such Prior Member's Option Interests, such Prior Member hereby appoints Investor as such Prior Member's true and lawful attorney-in-fact, in such Prior Member's name and behalf, to execute and deliver such assignment on behalf of such Prior Member.

(c)Notwithstanding the above, if the Company or the Operating Company are obligated to pay Investor pursuant to their indemnification obligations under Section 7 of the Reorganization Agreement and fail to make such payments ("Unpaid Indemnity Obligations"), Investor shall be entitled to offset such Unpaid Indemnity Obligations against the aggregate Option Consideration at the rate of 1 Series T Limited Unit for each $10 of Unpaid Indemnity Obligations. If the Unpaid Indemnity Obligation arises after issuance of the Option Consideration, the Option Consideration received by the Prior Members shall be forfeited at the rate of 1 Series T Limited Unit for each $10 of Unpaid Indemnity Obligations, allocated among the Prior Members in the same proportions as they received Option Consideration."

16.Headings. The division of this Amendment into sections and clauses and the insertion of headings and captions are for convenience of reference only and shall not affect the construction or interpretation of this Amendment.

17.Ratification of LLC Agreement. All prov1s10ns of the LLC Agreement not modified, amended and/or supplemented by this Amendment are hereby ratified and confirmed in all respects.

18.Counterparts. This Amendment may be executed in one or more counterparts and, in such event, all such counterparts shall constitute originals of this Amendment.

[Signature Page Follows/

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and sealed as of the day and year first written above.

ASI CAPITAL, LLC

By: /s/ Sean Hawkins

Name: Sean Hawkins

Title: Authorized Signatory

ROMA COMMERCIAL, INC.

By:  Name:   _ Title:    _

VB HOTEL GROUP A, LLC

By: _ Name:   _

Title:  _ LODGING FUND REIT III OP, LP

By:Lodging Fund REIT III, Inc., its

General Partner

By:	_ Samuel Montgomery

Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed

Article 9 and sealed as of the day and year first written above.

ASI CAPITAL, LLC

By:  _ Name:

Title:

ROMA COMMERCIAL, INC.

By: /s/ Luisa M. Martinez

Name: Luisa M. Martinez

Title: Vice President

VB HOTEL GROUP A, LLC

By:  _ Name:

Title:

LODGING FUND REIT III OP, LP

By:Lodging Fund REIT III, Inc., its General Partner

Article 10 By:  _

~~David R. Durell, Chief Investment Office~~r

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and sealed as of the day and year first written above.

ASI CAPITAL, LLC

By: _

Name:  _ Title:

ROMA COMMERCIAL, INC.

By:  Name:    Title:

VB HOTEL GROUP A, LLC

By: /s/ Carlo Vazquez

Name: Carlo Vazquez

Title: Member

LODGING FUND REIT III OP, LP

By:	Lodging Fund REIT III, Inc., its General Partner

By:Samuel Montgomery Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and sealed as of the day and year first written above.

ASI CAPITAL, LLC

By: _ Name:

Title:

ROMA COMMERCIAL, INC.

By: _ Name:

Title:

VB HOTEL GROUP A, LLC

By: _ Name:

Title:

LODGING FUND REIT III OP, LP

By:	Lodging Fund REIT III, Inc., its General Partner

By: /s/ Samuel C. Montgomery

Samuel C. Montgomery, Chief Operating Officer

EXHIBIT A MEMBERSHIP PERCENTAGE

ASIMember	42%
Roma Member	25.6%
VB Member	7.5%
Investor	24.9%

EXHIBITB

PRIOR MEMBER DISTRIBUTION PERCENTAGE

The Prior Member Distribution Percentage in effect at any time shall be calculated based on achievement of the Conditions set forth in the table below.

Prior Member Distribution Percentage	Condition
0%	IfNOI is less than 70% of Base Year NOi
1%	IfNOI is equal to or greater than 70% but less than 80% of Base Year NOi
2%	IfNOI is equal to or greater than 80% but less than 90% of Base Year NOi
3%	IfNOI is equal to or greater than 90% but less than 100% of Base Year NOi
4%	IfNOI is equal to or greater than 100% but less than 110% of Base Year NOi
5%	IfNOI is equal to or greater than 110% but less than 120% of Base Year NOi
6%	IfNOI is equal to or greater than 120% of Base Year NOi

For purposes of this Exhibit B:

"Applicable Period" means each twelve (12) month period commencing on the consummation of the Reorganization.

"NOI" means the net operating income of the Project, equal to gross income less operating expenses for the most recently ended Applicable Period.

"Base Year NOI" means $1,669,020.